U.S. SECURITIES AND EXCHANGE COMMISSION
     FORM 3                           Washington, DC 20549
                  INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

       1.  Name and Address of Reporting Person*        2. Date of Event
                                                           Requiring
           DORRINGTON    KEITH           J.                (Month/Day/Year)
          (Last)         (First)        (Middle)            10/21/96

          C/O AQUILA BIOPHARMACEUTICALS, INC.
          365 PLANTATION STREET                         3. IRS or Social
                                                           Security
                          (Street)                         Number of
                                                           Person (Voluntary)
       WORCESTER          MA             01605
        (City)         (State)          (Zip)

      4.  Issuer Name and Ticker or Trading Symbol

        AQUILA BIOPHARMACEUTICALS, INC. (AQLA)

      5. Relationship of Reporting Person       6. If Amendment, Date of
         to Issuer (Check all applicable)          Original
       _X_Director       ___10% Owner              (Month/Day/Year)
       ___Officer (give  ___Other (specify
       title below)           below)
       _____________________________       7. Individual or Joint/Group
                                              Filing (Check applicable line)
                                               __X__ Form filed by One
                                                     Reporting Person
                                               _____ Form filed by More than
                                                     One Reporting Person

                Table I - Non-Derivative Securities Beneficially Owned

       1. Title of Security                         2. Amount of Securities
          (Instr. 4)                                   Beneficially Owned
                                                            (Instr. 4)





       3. Ownership        4. Nature of Indirect Beneficial Ownership
         Form: Direct        (Instr. 4)
         (D) or Indirect
         (I) (Instr. 5)














      *If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v). Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                     (Over)    (Print or Type Responses)

    FORM 3 (continued)       Table II - Derivative Securities Beneficially
                                                       Owned
               (e.g. puts, calls, warrants, options, convertible securities)

     1. Title of Derivative Security   2. Date Exercisa-  3. Title and Amount
         (Instr. 4)                        ble and Expi-      of Securities
                                           ration Date        Underlying
                                           (Month/Day/        Derivative
                                           Year)              Security
                                                              (Instr. 4)
                                          Date      Expira-            Amount
                                          Exercis-  tion      Title    or Num.
                                          able      Date               of
                                                                       shares





      4.  Conver-   5. Owner-     6. Nature of Indirect
          sion or      ship          Beneficial Ownership
          Exercise     Form of       (Instr. 5)
          Price of     Deriva-
          Deriva-      tive
          tive         Security:
          Security:    Direct
                       (D) or
                       Indirect
                       (I)
                       (Instr. 5)









     Explanation of Responses:

                **Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S. C. 1001 and 15 U.S.C. 78ff(a)

      /s/ Keith J. Dorrington                    Oct. 30, 1996
     _______________________________________  ___________________
     **Signature of Reporting Person              Date

   Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
          Page 2
                (Print or Type Responses)